UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No.1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Xsolla SPAC 1

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15260 Ventura Boulevard, Suite 2230
Sherman Oaks, CA 91403

(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered

Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant	The Nasdaq Stock Market LLC

Class A ordinary shares, $0.0001 par value per share	The Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-290802.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Form 8-A/A is being filed solely to amend the cover page to reflect the change in the composition of the unit and to amend and restate Item 1 of the Form 8-A. Except for these changes, this explanatory note and an updated signature page, no other changes have been made.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are units, Class A ordinary shares, par value $0.0001 per share, and redeemable warrants to purchase Class A ordinary shares of Xsolla SPAC 1, a Cayman Islands exempted company (the “Registrant”). The description of the units (each consisting of one Class A ordinary share, $0.0001 par value per share, and one-half of one redeemable warrant), the Class A ordinary shares and the redeemable warrants (each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50, subject to adjustment) of the Registrant, as set forth under the caption “Description of Securities” in the prospectus forming a part of the Registration Statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2025 (File No. 333-290802), including exhibits, and as subsequently amended from time to time (the “Registration Statement”), is hereby incorporated by reference. In addition, the above-referenced description included in any prospectus relating to the Registration Statement filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, or any prospectus supplement shall be deemed to be incorporated by reference herein.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 23, 2026	Xsolla SPAC 1

	By:	/s/ Dmitry Burkovskiy
	Name:	Dmitry Burkovskiy
	Title:	Chief Executive Officer

3